September 18, 1997
Mr. John Costello, Assistant Treasurer
Fidelity Advisor Series VII (the trust):
Fidelity Advisor Consumer Industries Fund
Fidelity Advisor Cyclical Industries Fund
Fidelity Advisor Financial Services Fund
Fidelity Advisor Health Care Fund
Fidelity Advisor Technology Fund
Fidelity Advisor Utilities Growth Fund (the funds)
82 Devonshire Street
Boston, Massachusetts 02109
Dear Mr. Costello:
Fidelity Advisor Series VII is a Massachusetts business trust initially created as Fidelity Cash Reserves II, under a written Declaration of Trust dated March 21, 1980. The trust's name was changed by a majority vote of the Board of Trustees to Plymouth Securities Trust on October 22, 1987 and an Amended and
Restated Declaration of Trust was filed with the office of the Secretary of the Commonwealth on October 30, 1987. The trust's name was changed again to Fidelity Securities Trust by a majority vote of the Board of Trustees on July 18, 1991 and an amendment to the Declaration of Trust was executed on December 20, 1991 and filed with the office of the Secretary of the Commonwealth on January 8, 1992. The trust's name was changed again to Fidelity Advisor Series VII by a majority vote of the Board of Trustees on April 15, 1993 and an amendment to the Declaration of Trust was executed on May 3, 1993 and filed with the office of the Secretary of the Commonwealth on May 5, 1993.
I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.
Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Declaration of Trust.
Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the trust shall be divided into such transferable Shares of one or more separate and distinct Series as the trustees shall from time to time create and establish. The number of Shares is unlimited and each Share shall be without par value and shall be fully paid and non assessable. The trustees shall have full power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders of the trust to create and establish (and to change in any manner) Shares with such preferences, voting powers, rights, and privileges as the trustees may from time to time determine, to divide or combine the Shares into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series of Shares, to abolish any one or more Series of Shares, and to take such other action with respect to the Shares as the trustees may deem desirable.
Under Article III, Section 4, the trustees shall accept investments in the trust from such persons and on such terms as they may from time to time authorize. Such investments may be in the form of cash or securities in which the appropriate Series is authorized to invest, valued as provided in Article X, Section 3. After the date of the initial contribution of capital, the number of Shares to represent the initial contribution may in the trustees' discretion be considered as outstanding and the amount received by the trustees on account of the contribution shall be treated as an asset of the trust. Subsequent investments in the trust shall be credited to each Shareholder's account in the form of full Shares of the trust at the Net Asset Value per Share next determined after the investment is received; provided, however, that the trustees may, in their sole discretion, (a) impose a sales charge upon investments in the trust and (b) issue fractional Shares.
By a vote adopted on February 22, 1985, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of the trust in accordance with the terms included in the current Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.
I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the trust has registered an indefinite amount of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the trust intends to file with the Securities and Exchange Commission a Notice making definite the registration of 18,546,634 shares of the trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended July 31, 1997.
I am of the opinion that all necessary trust action precedent to the issue of Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and non assessable, except as described in the funds' Statement of Additional
Information under the heading "Shareholder and Trustee Liability."
In rendering this opinion, I rely on the representation by the trust that it or its agent received consideration for the Shares in accordance with the Declaration of Trust and I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940 or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said commission.
Sincerely,

/s/Arthur S. Loring
Arthur S. Loring
Vice President - Legal